SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            -------------------------

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                       TELESTONE TECHNOLOGIES CORPORATION
             (Exact name of registrant as specified in its charter)


                Delaware                                         84-1111224
(State of incorporation or organization)                      (I.R.S. Employer
                                                             Identification No.)
Floor 6, Saiou Plaza, No. 5 Haiying Road                           100070
        Fengtai Technology Park                                  (Zip Code)
             Beijing, China


       Securities to be registered pursuant to Section 12(b) of the Act:

     Title of each class                          Name of each exchange on which
     to be so registered                          each class is to be registered
Common Stock, par value $.001                        American Stock Exchange


         If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [X]

         If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

         Securities Act registration statement file number to which this form relates: ______________ (If applicable)


        Securities to be registered pursuant to section 12(g) of the Act:

                     ______________________________________
                                (Title of Class)

Item 1.  Description of Registrant's Securities to be Registered.

         The following is a summary of the material terms of the registrant's common stock. This summary is subject to and qualified in its entirety by the Certificate of Incorporation, as amended, and Bylaws, and by the applicable provisions of Delaware law.

         Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters. The Certificate of Incorporation does not permit cumulative voting for the election of directors, which means that the holders of more than 50% of such outstanding shares voting for the election of directors can elect all of the directors to be elected, if they so choose; in such event, the holders of the remaining shares will not be able to elect any of the registrant's directors. Stockholders do not have preemptive rights to purchase shares in any future issuance of the registrant's common stock.

         The holders of shares of the registrant's common stock are entitled to dividends out of funds legally available when and as declared by the board of directors. The board of directors does not anticipate declaring a dividend in the foreseeable future. Should the registrant decide in the future to pay dividends, as a holding company, the registrant's ability to do so and meet other obligations depends upon the receipt of dividends or other payments from its operating subsidiaries and other holdings and investments. In addition, the registrant's operating subsidiaries, from time to time, may be subject to restrictions on their ability to make distributions, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions. In the event of the registrant's liquidation, dissolution or winding up, holders of the common stock are entitled to receive, ratably, the net assets available to stockholders after payment of all creditors.

         All of the issued and outstanding shares of the common stock are duly authorized, validly issued, fully paid and non-assessable. To the extent that additional shares of the registrant's common stock are issued, the relative interests of existing stockholders will be diluted.

Item 2.  Exhibits.

         None.




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

                                   SIGNATURES



         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                              Telestone Technologies Corporation


                                              By: /s/ Han Daqing
                                                 -------------------------------
                                                 Han Daqing
                                                 Chief Executive Officer

Date:    May 11, 2005





















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